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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-37913, 33-41664, 33-41665, 33-41783, 33-65754, 33-71008,
33-71010, 33-86368, 33-86370, 33-86372, 333-03427, 333-03429) pertaining to the
Micrografx, Inc. Incentive and Nonstatutory Stock Option Plan, the Micrografx, Inc. Employee Stock Purchase Plan, the Micrografx, Inc. Restricted Stock Purchase Plan and the Micrografx, Inc. Directors Stock Purchase Plan of our report dated August 11, 1998 (except Note 14, as to which the date is September 18, 1998), with respect to the consolidated financial statements and schedule of Micrografx, Inc. included in the Annual Report (Form 10-K) for the year ended June 30, 1998.


                                                  /s/ Ernst & Young LLP


Dallas, Texas
September 18, 1998